Exhibit 15

February 5, 2020

The Board of Directors and Shareowners of Rockwell Automation, Inc.

1201 South 2nd Street

Milwaukee, WI

We are aware that our report dated January 29, 2020, on our review of interim financial information of Rockwell Automation, Inc. appearing in Rockwell Automation, Inc.’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019 is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche

Milwaukee, Wisconsin